Exhibit 99(e)

Independent Accountants' Report

The Board of Directors
HSBC Finance Corporation:

We have examined management's assertion that the servicing of credit card receivables owned by Household Affinity Credit Card Master Note Trust I (the receivables) has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Article III and Section 5.08 of the Amended and Restated Transfer and Servicing Agreement dated March 13, 2003 (the Agreement), as supplemented by the Series 2003-2 Series Supplement, as of and for the year ended December 31, 2005. HSBC Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Article III and Section 5.08 of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the receivables has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Article III and Section 5.08 of the Amended and Restated Transfer and Servicing Agreement dated March 13, 2003, as supplemented, as of and for the year ended December 31, 2005 is fairly stated, in all material respects.

This report is intended solely for the information and use of the addressee and is not intended to be and should not be used by anyone other than this specified party.

/s/ KPMG LLP

March 1, 2006

Management Assertion

As of and for the year ended December 31, 2005, the servicing of credit card receivables owned by Household Affinity Credit Card Master Note Trust I has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Article III and Section 5.08 of the Amended and Restated Transfer and Servicing Agreement dated March 13, 2003, as supplemented by the Series 2003-2 Series Supplement.

/s/ Joyce Bevacqua
Joyce Bevacqua
Servicing Officer
HSBC Finance Corporation

March 1, 2006
Date

/s/ Mike Reeves
Mike Reeves
Chief Financial Officer-
HSBC Finance Corporation - Credit Card Services

March 1, 2006
Date